Exhibit 10.33

LEASE

Landlord

PKM Properties, LLC

Tenant

MedicalCV, Inc.

BUILDING LEASE

This Building Lease (the “Lease”) is made as of April 4, 2003 by and between PKM Properties, LLC, a Minnesota limited liability company (“Landlord”), whose address is c/o Gracon Contracting, Inc., 606 24th Ave. South, Suite B12, Minneapolis, MN 55454 and MedicalCV, Inc., a Minnesota corporation (“Tenant”), whose address is 9725 South Robert Trail, Inver Grove Heights, MN 55077.

In consideration of the mutual covenants and agreements herein contained, Landlord and Tenant hereby covenant and agree as follows:

1.                                      Demise of Premises.  In consideration of the rentals and other sums to be paid by Tenant and of the other terms, covenants, and conditions on Tenant’s part to be kept and performed, Landlord hereby leases to Tenant, and Tenant hereby takes and hires from Landlord the building, consisting of approximately 54,468 square feet, the two existing parking lots, and the private septic system and drain field (the “Premises”), located on the real property at 9725 South Robert Trail, Inver Grove Heights, Minnesota, consisting of approximately 19.35 acres and legally described on Exhibit A attached hereto (the “Property”), together with a non-exclusive right of access to the Premises on and over the Property, as described in Section 8 hereto.  A Certificate of Survey depicting the Property and the Premises is attached hereto as Exhibit B for purposes of reference.

2.                                      Lease Term.  The Lease Term shall be for ten (10) Lease Years (as defined below).  commencing on April 4, 2003 (the “Commencement Date”) and expiring on April 30, 2013, unless renewed or terminated earlier as provided in this Lease.  “Lease Year” means the 12-month period commencing on May 1, 2003, or any other 12-month period as may be approved in writing by Landlord, and each successive 12-month period thereafter.  The period during which this Lease shall actually be in effect, including any Renewal Period (as defined below), is referred to herein as the “Lease Term.”  The period of time between the Commencement Date and the first day of the first Lease Year (May 1, 2003), shall be considered part of the first Lease Year and shall be on the same terms and conditions as the first Lease Year, but the first Lease Year shall still end on April 30, 2004.

3.                                      Renewal Periods.  If Tenant is not currently in default of the terms and conditions of this Lease, Tenant will have two (2) options to extend the Lease Term for five (5) years each (collectively, the “Renewal Periods” and individually, a “Renewal Period.”).  In order to exercise the renewal option, Tenant must notify Landlord in writing of its intent to extend the Lease Term for the applicable Renewal Period (“Renewal Notice”).  If Tenant elects to renew the Lease for the first Renewal Period, Tenant shall provide to Landlord the Renewal Notice for the first Renewal Period not less than one (1) year prior to the expiration of the original ten (10) year term of the Lease.  If Tenant elects to renew the Lease for the second Renewal Period, Tenant shall provide Landlord the Renewal Notice for the second Renewal Period not less than one (1) year prior to the expiration of the first Renewal Period.  Renewal Periods shall be on the same terms and conditions as set forth in this Lease, except as modified by the terms, covenants, and conditions herein.  Failure of Tenant to provide Landlord either Renewal Notice required by this Section shall void all of Tenant’s current and future renewal rights provided herein.

4.                                      Rental Payments.

A.                                   On or before the first day of each calendar month during the Lease Term, Tenant shall pay to Landlord in advance the base monthly rental set forth below (the

“Base Monthly Rental”), which shall be one-twelfth (1/12) of the base annual rental set forth below (the “Base Annual Rental”).

B.                                     The Base Annual Rental for each of Lease Years 1 and 2 shall be $360,000, and accordingly, the Base Monthly Rental for each of Lease Years 1 and 2 shall be $30,000.

C.                                     The Base Annual Rental for each of the Lease Years 3, 4 and 5 shall be $370,800, and accordingly, the Base Monthly Rental for each of the Lease Years 3, 4 and 5 shall be $30,900.

D.                                    The Base Annual Rental for each of the Lease Years 6 through 10 shall be $389,340, plus the additional interest paid by the Landlord on its long term permanent financing of the Property in the amount of $3,500,000 during each year of the last five (5) years of the Lease Term as compared to the interest that would have been due and payable if the interest rate had remained the same for each such year as the interest rate charged on such financing during the fifth year of the Lease Term (the “Annual Additional Interest”) and, accordingly, the Base Monthly Rental for each of the Lease Years 6 through 10 shall be $32,445, plus one-twelfth (1/12) of the Annual Additional Interest.

E.                                      The Base Annual Rental, and accordingly the Base Monthly Rental, for the Renewal Period(s) shall be determined in strict accordance with Section 5 hereof, entitled “Renewal Period Rent Payments.”

F.                                      If the Commencement Date is a date other than the first day of the month, Tenant shall pay Landlord on the Commencement Date the Base Monthly Rental for Lease Year 1, prorated on the basis of the ratio that the number of days from the Commencement Date through the last day in the month containing the Commencement Date bears to the number of days in such month.

5.                                      Renewal Period Rental Payments.

A.                                   The Base Annual Rental, and accordingly the Base Monthly Rental, for the Renewal Period(s) shall be at “Market Rate.”  Market Rate shall mean the monthly amount that a willing, comparable, non-owner, non-renewal tenant would pay, and a willing, comparable landlord of a comparable building in the same region would accept at arm’s length, giving appropriate consideration to all relevant factors, including but not limited to, annual rental rates per rentable square foot, any tenant improvement allowance, length of lease term, tenant creditworthiness, size and location of the Premises, commissions payable, any forms of tenant inducements, Tenant’s use of the Premises, and Tenant’s unique and specialized leasehold improvements.

B.                                     Within forty-five (45) days of Landlord’s receiving either of Tenant’s Renewal Notices, Landlord shall notify Tenant of Landlord’s determination of the Market Rate to be applicable during the Renewal Period (“Landlord’s Rate Notice”).  If the Market Rate as set forth in Landlord’s Rate Notice is acceptable to Tenant or if Tenant fails to timely object in the manner provided by this Section, then the Renewal Period Rent Payments shall be pursuant to Landlord’s Rate Notice.  If the Market Rate as set forth in Landlord’s Rate Notice is not acceptable to Tenant, Tenant must provide Landlord with written notice on or before fifteen (15) days subsequent to the receipt of Landlord’s Rate

Notice.  If Tenant has so timely objected in writing to Landlord’s Rate Notice, then Landlord and Tenant shall negotiate, in good faith, for up to an additional thirty (30) days to arrive at a mutually acceptable Market Rate.  If, however, at the end of said additional thirty (30) day period Landlord and Tenant have failed to arrive at a mutually acceptable Market Rate, the Market Rate shall be determined by arbitration pursuant to Section 5.C hereof.  The determination of Market Rate by arbitration shall be binding on Landlord and Tenant.  All notices under this Section shall be given in the manner provided in the Lease for the giving of notices.

C.                                     If Landlord and Tenant are unable to arrive a mutually acceptable Market Rate within the thirty (30) day period set forth in Section 5.B hereof, then within ten (10) days after the expiration of said thirty (30) day period, each party shall appoint an arbitrator and notify the other party of such appointment in writing by identifying the appointee.  Each party hereto agrees to select as its respective appointee an independent appraiser, with MAI designation, who is an individual with at least ten (10) years experience in evaluating and/or appraising building rental information for office/warehouse/manufacturing buildings in the Minneapolis/St. Paul metropolitan area.  Neither party may consult directly or indirectly with any arbitrator regarding the Market Rate before appointment, or after appointment, outside the presence of the other party.  The arbitration shall be conducted under the provisions of the Arbitration Rules for the Real Estate Industry (as amended and effective as of September 1, 2000) as published by the American Arbitration Association and Minnesota law governing arbitration or as otherwise agreed by the parties.  Not later than ten (10) days after both arbitrators are appointed, each party shall separately, but simultaneously, submit in a sealed envelope to each arbitrator whatever information such party wants the appraisers to consider in determining Market Rate, including, but not limited to, their separate suggested Market Rate, and any materials supporting such suggested Market Rate, and shall provide a copy of all materials submitted to the other party.  The two (2) selected arbitrators, after reviewing such submissions, shall attempt to determine the actual Market Rate for the applicable space.  If both arbitrators agree on the actual Market Rate, they shall declare the Market Rate, and their decision shall be final and binding upon the parties.  If the two selected arbitrators are unable to agree on the Market Rate within forty-five (45) days after receipt of Landlord’s and Tenant’s submitted estimates and supporting materials, then the arbitrators shall inform the parties. Unless the parties shall both otherwise then direct, said arbitrators shall select a third arbitrator, not later than ten (10) days after the expiration of said forty-five (45) day period.  If no arbitrator is selected by either party within such ten (10) day period, or the third arbitrator is not selected within such ten (10) day period, either party may immediately petition the Chief Judge of the Dakota County District Court (or his designee for such purposes) to appoint the arbitrator to be appointed by a party or such third arbitrator.  The third arbitrator shall have the qualifications and restrictions set forth above, and the three arbitrators shall conduct an arbitration pursuant to the Arbitration Rules for the Real Estate Industry (as amended and effective as of September 1, 2000) as published by the American Arbitration Association and Minnesota law governing arbitration or as otherwise agreed by the parties.  The decision of any two of the three arbitrators shall be final and binding as to the actual Market Rate.  The arbitrators shall make a decision not later than thirty (30) days after appointment of the third arbitrator.  If no two arbitrators agree, then the average of the Market Rate of the two arbitrators whose determinations are closest to each other (determined on the basis of net economic effect) shall be deemed to be the actual Market Rate. Each party shall be responsible for the costs, charges, and/or fees of its respective appointee, and the parties shall share equally in the costs, charges, and/or fees of the third arbitrator. The decision of the arbitrator(s) may be entered in any court having jurisdiction thereof. If either Landlord or Tenant fails to properly appoint an arbitrator within the time period established by this Section 5.C, then such defaulting party shall pay all costs incurred by the non-defaulting party in obtaining the appointment of such arbitrator, including court costs and reasonable attorneys fees and costs.

6.                                      ADDITIONAL RENT.  In addition to and together with Base Monthly Rental, Tenant shall pay to Landlord, in advance, as “Additional Rent” Landlord’s estimate of all “Operating Costs” and “Taxes” incurred or to be incurred annually by Landlord hereunder in equal monthly installments.

A.                                   “Operating Costs” shall be defined as: all reasonable and direct costs of operation, maintenance, repair and management of the Premises, as determined in accordance with generally accepted accounting principles, that Landlord pays during the Lease Term, including the following costs by way of illustration, but not limitation: insurance charges relating to all insurance policies and endorsements customary for manufacturing warehouse properties and deemed by Landlord to be reasonably necessary or desirable for the protection, preservation, or operation of all or any part of the Premises; utility costs for all parts of the Premises, such as heat, light, power, steam, gas;  waste disposal, water and sewer, the cost of security and alarm services (including any central station signaling system) that Landlord might pay from time to time; the cost of maintaining, repairing and replacing any heating, ventilating and air conditioning systems on or within the Premises; the cost of landscaping and seasonal decorations on or within the Premises; the cost of maintaining and repairing any exterior stairway, truck way, loading dock, package pick-up station, pedestrian sidewalk and ramp on, within, or connected to the Premises; the cost of maintaining, repairing, replacing, operating, and policing the Premises and their appurtenances and equipment and the costs of making capital improvements on or within the Premises, including, without limitation, the roof, signage, and parking lot, except as otherwise provided in this paragraph A, and driveway areas, including the construction and maintenance of lighting facilities therefore; provided all such costs shall be amortized over the reasonable life of such improvements in accordance with such reasonable life and amortization schedules as shall be determined by Landlord in accordance with generally accepted accounting principles, with interest on the unamortized amount at one percent (1%) in excess of the prime lending rate announced from time to time as such by U.S. Bank Corporation of Minneapolis, Minnesota; labor costs; all management costs including: management fees not to exceed four percent (4%) of Base Rent, administrative fees, employee benefits and payroll taxes; accounting and legal fees; material costs; equipment costs, including the cost of service agreements on equipment; tool costs; the costs of licenses, permits and inspection fees, and any sales, use or service taxes incurred in connection therewith.

Notwithstanding the above, “Operating Costs” shall not include:

(i)                                     Legal or accounting fees associated with the operation of the business or the entity which constitutes the Landlord, the management agent of the Landlord or preservation of the Landlord’s interest in the Premises relative to third parties.  This includes, but is not limited to, formation of ownership entities, internal accounting or legal matters, preparation of tax returns and financial statements, gathering of data therefor, costs of defending any lawsuit with a lender, costs of selling or mortgaging Landlord’s interest.

(ii)                                  Financing or refinancing costs, interest on debt.

(iii)                               Capital costs relating to the parking lot located to the west of the building located on the Premises and which are incurred prior to the date the Tenant begins using such parking lot and not required to be incurred in order for Tenant to comply with paragraph 13.A. hereof.

(iv)                              Landlord’s executive salaries and overhead costs, including, without limitation, attorney and accountant costs not related to operation of the Premises, except as otherwise specifically provided in the Lease.

(v)                                 Costs resulting from the negligence of Landlord or its agents.

Tenant shall manage and operate the Premises for the benefit of the Landlord and pursuant to an annual budget established by the Tenant and approved by the Landlord and with such changes as the Landlord may reasonably require from time to time.  Landlord, may at any time, elect to manage and operate the Premises.  During the time the Tenant manages and operates the Premises the Landlord shall not charge Tenant management fees.

B.                                     “Taxes” shall be :

(i)                                     Tenant’s “Pro-rata Share” of real estate taxes, charges, and other taxes, excluding special assessments for the Property.  “Pro-rata Share” shall mean an amount equal to the product obtained by multiplying a fraction, the numerator of which shall be the number of square feet in the Premises and the denominator of which shall be the number of square feet in the Property times the real estate taxes attributable to the value of the land only for the Property on each annual tax statement during the Lease Term, plus one hundred percent (100%) of the real estate taxes attributable to the value of the improvements on the Property as set forth on each annual tax statement during the Lease Term; plus

(ii)                                  Tenant’s “Equitable Share” of special assessments levied on the Property.  “Equitable Share” shall mean one hundred percent (100%) of the special assessments with respect to the Property until such time as the Property is subdivided by Landlord (the newly subdivided or platted portion of the Property shall be the “Subdivided Property”) and a Certificate of Occupancy is issued for new improvements located on the Subdivided Property (the “Reallocation Date”).  From and after the Reallocation Date, Landlord shall pay any installments of special assessments attributable to the Subdivided Property as set forth on the annual tax statement issued for the Subdivided Property.  Tenant shall pay any installments of special assessments allocated to the Premises as set forth on the annual tax statement issued for the Premises.  If the annual tax statement(s) fails to allocate all of the special assessments between the Premises and the Subdivided Property, the unallocated portion of the special assessments shall be allocated between Tenant and Landlord such that each shall pay a portion of such unallocated special assessments equal to the product obtained by multiplying a fraction, the numerator of which shall be the value of all improvements on the Premises (in the case of Tenant) or Subdivided Property (in the case of Landlord) as set forth on the annual tax statement(s), and the denominator of which shall be the value of all improvements located on the Premises and Subdivided Property combined as set forth on the annual tax statement(s), times the balance of special assessments attributable to the Property, excluding the Premises and the Subdivided Property (the “Reallocated Amount”); plus

(iii)                               One hundred percent of any taxes, charges or assessments with respect to any improvements, fixtures and equipment, real or personal, located in the Premises and used in connection with Tenant’s business; plus

(iv)                              A Pro-rata Share of all fees, reasonable expenses and reasonable costs incurred by Landlord in investigating, protesting, contesting, or in any way seeking to reduce or avoid any assessments, levies, or real estate taxes or other taxes rate pertaining to any Taxes to be paid by Landlord in any Lease Year.

(v)                                 Taxes shall not include any corporate franchise, or estate, inheritance, or net income tax, or tax imposed upon any transfer by Landlord of its interest in this Lease or the Premises, death taxes, excess profit taxes, capital stock, or penalties or interest on late payment of Taxes unless caused by Tenant.

(vi)                              Landlord shall not construct any improvements on the Property, except any improvements to the Premises as may be required by this Lease, unless and until Landlord has subdivided the Property from the Premises.

(vii)                           Notwithstanding anything to the contrary in items (i)-(vi) above, within ninety (90) days of the Reallocation Date, Landlord shall pay to Tenant an amount equal to one hundred percent (100%) of the special assessments paid by Tenant from the Commencement Date to the Reallocation Date, less the amount of special assessments Tenant would have paid if special assessments had been allocated during such time utilizing the formula for determining the Reallocated Amount (the “Recalculated Assessment”), plus Simple Interest.  “Simple Interest” shall be calculated by (a) dividing the Recalculated Assessment by the number of years, and portions thereof, between the Commencement Date and the Reallocation Date (the “Deemed Annual Installment”).  One Deemed Annual Installment shall be deemed to have been paid on May 1 during each Lease Year between the Commencement Date and the Reallocation Date; and (b) applying a simple interest rate of five percent (5%) per annum to each Deemed Annual Installment from the date it is deemed to have been paid hereunder through the Reallocation Date.  For example, if the Recalculated Assessment is twenty thousand dollars ($20,000.00), and has been paid over five years between the Commencement Date and the Reallocation Date, the Deemed Annual Installment would be four thousand dollars ($4,000.00).  Simple interest would be calculated by applying the simple interest rate of five percent (5%) per annum to four thousand dollars ($4,000.00) from the date each Deemed Annual Installment is deemed to have been paid hereunder through the Reallocation Date.

C.                                     The annual determination of Operating Costs and Taxes shall be itemized and certified to Tenant.  Tenant may review the books and records supporting such determination in the office of Landlord, or Landlord’s agent, during normal business hours, upon giving Landlord five (5) days advance written notice, but in no event more often than once in any one year period.  The results of any such audit will be conclusive, and any adjustment required to any previous payment made by Tenant or Landlord by reason of any such audit shall be made within fourteen (14) days of delivery of such audit by such auditor to Landlord and Tenant. If an adjustment of more than five percent (5%) in favor of Tenant is required, then Landlord shall bear the costs of such audit.  Otherwise, Tenant shall bear all costs of the audit.

D.                                    Prior to the actual determination thereof for a Lease Year, Landlord may from time to time estimate Tenant’s liability for Operating Costs and/or Taxes under for the Lease Year or portion thereof.  Landlord will give Tenant written notification of the amount of such estimate and Tenant agrees that it will pay, as Additional Rent equal monthly installments in the amount of such estimate.  Any such estimate of Operating Costs made pursuant to this section shall remain in effect until further written notification to Tenant pursuant hereto.

E.                                      When the above mentioned actual determination of Tenant’s liability for Operating Costs and/or Taxes is made in any Lease Year and when Tenant is so notified in writing, then:

(i)                                     If the total Additional Rent Tenant actually paid on account of Operating Costs and/or Taxes for the Lease Year is less than Tenant’s actual liability for Operating Costs and/or Taxes, then Tenant shall pay to Landlord such deficiency as Additional Rent in one lump sum within thirty (30) days of receipt of Landlord’s bill therefore; and

(ii)                                  If the total Additional Rent Tenant actually paid on account of Operating Costs and/or Taxes for the Lease Year is more than Tenant’s liability for Operating Costs and/or Taxes, then Landlord shall credit the difference against the then next due payments to be made by Tenant under this Section or pay such amount in cash if at the end of the Term.

F.                                      If the Commencement Date is a date other than the first day of the month, Tenant shall pay Landlord on the Commencement Date the Additional Rent prorated on the basis of the ratio that the number of days from the Commencement Date through the last day in the month containing the Commencement Date bears to the number of days in such month.

G.                                     Landlord shall have the same remedies for nonpayment of Additional Rental as those provided herein for the nonpayment of Base Monthly Rental.

H.                                    Notwithstanding any of the provisions of this Section 6, nothing contained herein shall constitute an agreement by Landlord to assume the obligation for making payments for any item of Operating Costs for which Tenant is obligated to make payment by the terms and conditions of the Lease.

I.                                         Landlord, in its sole discretion, may require Tenant to make payment for any and/or all items of Operating Expenses directly to the provider of the services for which such Operating Expenses are incurred.  If Tenant is required by Landlord to make payments directly to any service provider, Tenant shall provide evidence to Landlord that Tenant timely made such payment(s) within five (5) days of making such payment.  If Tenant fails to timely make any payment that Landlord, pursuant to Section 6.I, has instructed Tenant to make, Tenant shall be in default hereunder and solely responsible for any fees, charges, penalties, and/or costs that may be assessed by the service provider as a result of such untimely payment.

7.                                      Rentals To Be Net to Landlord.  The Base Monthly Rental payable hereunder shall be net to Landlord, so that this Lease shall yield to Landlord the rentals specified herein during the Lease Term and that all costs, expenses and obligations of every kind and nature reasonably necessary for the operation, maintenance, repair and management of the Premises shall be performed and paid by Tenant, except as provided in paragraph 6A hereof.  Notwithstanding any provision of this Lease, all amounts payable by Tenant as Base Monthly Rental, Additional Rent and all other amounts due hereunder shall be deemed to be rent under the Lease (the “Rent”).

8.                                      Access to Premises.  Landlord hereby agrees to furnish Tenant, and its employees, agents, independent contractors, licensees, and business invitees, for the duration of the Lease Term, a non-exclusive right to use the roadway that shall run over and across the Property to access the Premises.  Tenant, and its employees, agents, independent contractors, licensees, and business invitees, shall have the non-exclusive right to use the existing roadway running on and across the Property, commonly known as B.T. Drive, for purposes of gaining access to the Premises, until the Landlord shall notify Tenant that another means of access to the Premises is to be used.  Landlord shall have the right, at its sole discretion, at any time during the Lease Term to relocate all or part of B.T. Drive or to construct an entirely new roadway running on and across the Property.  Any construction costs incurred in relocating all or part of B.T. Drive or constructing a new roadway shall be the sole responsibility of Landlord.  If Landlord relocates all or part of B.T. Drive or constructs an entirely new roadway on and across the Property, Tenant, and its employees, agents, independent contractors, licensees, and business invitees, shall have the non-exclusive right to use the newly constructed roadway for purposes of gaining access to the Premises.  Any such relocated or newly constructed roadway shall be of equal quality and utility as the existing roadway.

9.                                      Utilities.  Tenant shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use, and other utility services supplied to the Premises during the Lease Term.  Under no circumstances shall Landlord be responsible for any interruption of any utility service.  Tenant shall also pay all sums due and owing by Landlord during the Lease Term under that certain “Energy Conservation Promissory Note,” dated April 14, 1999, a copy of which is attached hereto as Exhibit C.  Tenant shall provide Landlord, on a monthly basis, evidence that Tenant has made timely payment of the sums due and owing for all utility charges for the Premises and for all sums due and owing under the Energy Conservation Promissory Note.  Landlord shall have the right, at its sole discretion, at any time during the Lease Term to relocate the private septic system and drain field or to remove such private septic system and drain field and connect the premises to public storm and sanitary sewer.  Any construction costs incurred in relocating or removing the private septic system and/or drain field which is not necessary or required in Landlord’s reasonable opinion shall be the sole responsibility of the Landlord.  Any construction costs incurred in relocating or removing the private septic system and/or drain field which is necessary or required in Landlord’s reasonable opinion shall be the sole responsibility of the Tenant.  Relocation or removal of the private septic and/or drain field shall not be deemed necessary unless the City, State Environmental Authorities, other regulatory authorities or Landlord’s lender financing the Property requires the relocation or removal of the private septic system and/or drain field.  Also, in connection with the relocating or removing of the private septic system and/or drain field, Tenant shall be solely responsible for abating, relieving and responding to all Hazardous Materials at or to the Property as provided in Section 13 hereof.

10.                               Insurance.

A.                                   Throughout the Lease Term, Tenant shall maintain, or cause to be maintained, at its own expense, the following types and amounts of insurance (which may be included under a blanket insurance policy if all the other terms hereof are satisfied), in addition to such other insurance as Landlord may reasonably require:

(i)                                     Commercial general liability and property damage insurance covering Landlord and Tenant against bodily injury liability, property damage liability and automobile bodily injury and property damage liability, including without limitation any liability arising out of the ownership, maintenance, repair, condition, or operation of the Premises or adjoining ways, streets or sidewalks.  Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Tenant’s obligations of indemnity under this Lease to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of either Tenant or Landlord because of the negligence or other acts of the other, shall be in amounts of not less than $3,000,000.00 per injury and occurrence with respect to any insured liability, whether for personal injury or property damage, or such higher limits as Landlord may reasonably require from time to time, and shall be in form and substance satisfactory to Landlord;

(ii)                                  All Risks insurance including, but not limited to, coverage for fire, extended coverage, plate glass, sprinkler and water damage, covering the Premises, contents of the Premises, and Tenant’s property, including, but not limited to, betterments and improvements made by Tenant, Tenant’s inventory, trade, or other fixtures, furnishings and other personal property whether or not removable by Tenant.  Coverage shall be provided on a full replacement cost basis and the Tenant shall bear any deductible expense associated with any loss.

(iii)                               State worker’s compensation insurance in the statutorily mandated limits, employer’s liability insurance with limits not less than $1,000,000.00 or such greater amount as Landlord may from time to time require and such other insurance as may be necessary to comply with applicable laws; and

(iv)                              Business interruption insurance equal to 100% of the Base Monthly Rental for a period of not less than 12 months.

B.                                     All insurance policies shall:

(i)                                     Provide for a waiver of subrogation by the insurer as to claims against Landlord, its employees, and agents;

(ii)                                  Provide that any “no other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Landlord and that the insurance policy shall not be brought into contribution with insurance maintained by Landlord;

(iii)                               Contain a standard without contribution mortgage clause endorsement in favor of any lender designated by Landlord;

(iv)                              Provide that the policy of insurance shall not be terminated, cancelled, or substantially modified without at least 30 days’ prior written notice to Landlord and to any lender covered by any standard mortgage clause endorsement;

(v)                                 Provide that the insurer shall not have the option to restore the Premises if Landlord elects to terminate this Lease in accordance with the terms hereof; and

(vi)                              Be issued by insurance companies licensed to do business in the state in which the Premises is located and which are approved by Landlord, such approval not to be unreasonably withheld.

C.                                     All insurance policies (with the exception of worker’s compensation insurance to the extent not available under statutory law) shall designate Landlord and any mortgagee of Landlord as additional insureds as their interests may appear and shall be payable as set forth in this Lease.  All such policies shall be written as primary policies, with deductibles not to exceed $50,000.00.  Any other policies, including any policy now or hereafter carried by Landlord, shall serve as excess coverage.  Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any lender designated by Landlord certificates of insurance or, upon Landlord’s request, duplicate originals or insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times.  Tenant shall provide to Landlord evidence of renewals of all policies of insurance at least thirty (30) days prior to the expiration of such policies.

11.                               Payment of Rental and Other Sums.  All Rental, Additional Rent, and other sums which Tenant is required to pay hereunder shall be the unconditional obligation of Tenant and shall be payable in full when due without any setoff, abatement, deferment, deduction, or counterclaim whatsoever except as provided herein.  Any delinquent payment (that is, any payment not made when due) shall, in addition to any other remedy of Landlord, incur a late charge of five percent (5%) (which late charge is intended to compensate Landlord for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the rate of the prime rate of U.S. Bank plus 600 basis points per annum, which interest rate shall accrue from the date such payment was due, but in no event shall Tenant be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect (“Default Rate”).

12.                               Use.

A.                                   Tenant shall use the Premises solely for the purposes of conducting Tenant’s existing business and for any other legal purpose provided that the Landlord approves such other use of the Premises with regard to its environmental impact on the Premises and the Property or adverse impact on the Landlord’s potential future development of the Property, excluding the Premises.  The Landlord’s approval with regard to such other use shall not be unreasonably withheld.  Tenant’s use is specifically conditioned upon such use being allowed under all Laws (as hereinafter defined) and Tenant complying with all Laws in its use of the Premises as required by this Section.

B.                                     Tenant shall not, by itself or through any assignment, sublease, or other type of transfer, convert the Premises to an alternative use during the Lease Term without Landlord’s consent as provided in subparagraph A above.

13.                               Compliance with Laws, Restrictions, Covenants and Encumbrances.

A.                                   Tenant’s use and occupation of the Premises, and the condition thereof, shall, at Tenant’s sole cost and expense, comply fully with (i) all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, and approvals of any governmental agencies, departments, commissions, bureaus, boards, or instrumentalities of the United States, the state in which the Premises are located, and all political subdivisions thereof, including, without limitation, all health, building, fire, safety and other codes, ordinances, and requirements and all applicable standards of the National Board of Fire Underwriters, (ii) the requirements and conditions of all conditional or special use permits covering the Premises and the use thereof, now or hereafter in effect, (iii) all restrictions, covenants, and encumbrances of record with respect to the Premises, (iv) Environmental Laws (as defined below), and (v) all requirements and matters described in Section 13.F hereof (collectively, the “Laws”).

B.                                     Tenant will not permit any act or condition to exist on or about the Premises which will increase any insurance rate thereon, except when such acts are required in the normal course of its business and Tenant shall pay for such increase.

C.                                     Without limiting the generality of the other provisions of this Section, Tenant agrees that it shall be responsible for complying in all respects with the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder (collectively, the “ADA”), as it affects the Premises, including, but not limited to, making required “readily achievable” changes to remove any architectural or communications barriers, and providing auxiliary aides and services within the Premises.  Tenant further agrees that any and all additions and alterations made to the Premises during the Lease Term will comply with the requirements of the ADA.  Tenant agrees that it will defend, indemnify, and hold harmless Landlord and Landlord’s shareholders, directors, officers, agents, attorneys, and employees from and against any and all claims, demands, causes of action, suits, proceedings, liabilities, damages (including consequential and punitive damages), losses, costs, and expenses, including attorneys’ fees, caused by, incurred, or resulting from Tenant’s failure to comply with its obligations under this Section.

D.                                    Without limiting the generality of the other provisions of this Section, Tenant shall (i) comply with all Environmental Laws (as defined below) applicable to the operation or use of the Premises including without limitation the storage, use, and disposal of all Hazardous Materials, (ii) require and use its best efforts to cause all other persons occupying or using the Premises to comply with all such Environmental Laws, (iii) obtain and renew all governmental permits, licenses and authorizations required under any Environmental Law with respect to the Property and Tenant’s Use at the Premises, and (iv) provide Landlord with prompt written notice and, when applicable, notice to the appropriate governmental agencies, of any actual, threatened or claimed release of a Hazardous Material (as such term is defined below) on the Premises or the Property and of any claim, notice, investigation or action relating to the Premises and any Environmental Law.  Tenant covenants and agrees not to use, generate, release, manage, treat, manufacture, store, or dispose of, on, under or about, or transport to or from (any of the foregoing hereinafter a “Use”) the Premises or the Property any Hazardous Materials, except in compliance with all Environmental Laws and in such case only in De Minimis Amounts (as such term is defined below).  In the event Tenant breaches any of the foregoing covenants, in addition to any and all other rights and remedies of Landlord, Landlord at its option may either (i) require Tenant to immediately upon demand analyze, remove, abate, and/or otherwise remedy all such Hazardous Materials using licensed contractors approved by Landlord or (ii) perform, without further notice to Tenant, or cause to be performed such analysis, removal, abatement, and/or remedial work for and at the sole expense of Tenant.  For purposes of this Lease, (1) the term “Hazardous Materials” shall include but not be limited to asbestos, urea formaldehyde, polychlorinated biphenyls, oil, petroleum products, pesticides, radioactive materials, hazardous wastes, biomedical wastes, toxic substances and any other related or dangerous, toxic or hazardous chemical, material or substance regulated by or defined as hazardous or as a pollutant or contaminant in, or the Use of or exposure to which is prohibited, limited, governed or regulated by, any Environmental Law; (2) the term “De Minimis Amounts” shall mean, with respect to any given Hazardous Material, that amount or quantity of that Hazardous Material in any form or combination of forms which (i) does not constitute a violation of any Environmental Law and (ii) is reasonably necessary for Tenant’s business, or customarily employed in, or customarily associated with, similar businesses located in the metropolitan area in which the Premises is located; and (3) the term “Environmental Laws” shall mean any federal, state, or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials.

E.                                      Tenant shall be responsible for abating, remediating, and responding to all releases of Hazard Materials at or to the Property throughout the Term hereof, except to the extent such releases result from Landlord’s negligence.  All such abatements, remediation, and responses shall be pursuant to Environmental Laws and be performed to the reasonable satisfaction of the Minnesota Pollution Control Agency and to the reasonable satisfaction of the Landlord in order that such abatements, remediation and responses will be consistent with what would be required in the event of the Landlord’s sale or financing of the Premises and/or any portion of the Property.  All such remediation, abatement, or responses performed by Tenant shall be performed at Tenant’s sole cost and expense.

F.                                      In addition to the other requirements of this Section, Tenant shall, at all times throughout the Lease Term, comply with all federal, state or local statutes, laws, rules, regulations, ordinances, codes, policies, or rules of common law now or hereafter in effect and in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree, or judgment, applicable to Tenant.

14.                               Condition of Premises; Maintenance.

A.                                   Tenant has owned and operated the Property for the previous twenty-seven (27) years has inspected, or had the opportunity to inspect, and knows and understands the condition of the Premises and the Property and hereby accepts the Premises “AS IS” and “WHERE IS” with no representation or warranty of Landlord as to the condition thereof.  Tenant acknowledges the environmental condition of the Premises and the Property as set forth in the following environmental reports:  Phase I

Environmental Site Assessment report dated March 4, 2003, prepared by Pinnacle Engineering, Inc., Phase I Environmental Site Assessment report dated February 10, 2003, prepared by Pinnacle Engineering, Inc., for MedicalCV, Inc.; the Phase I Environmental Site Assessment report dated September 27, 1999, prepared by Pinnacle Engineering, Inc. for Medical, Inc.; and the Preliminary Environmental Subsurface Investigation dated March 10, 1992, prepared by Braun Intertec Environmental, Inc., for Parsinen, Bowman & Levy.  Tenant shall keep all improvements now or hereafter located on or within the Premises in good, clean, sanitary, and working condition; and Tenant shall at all times at its own expense maintain, repair, and replace, as necessary, the Premises, including all portions of the Premises, whether or not the Premises were in such condition on the Commencement Date.

B.                                     Floor Drains;  Environmental Testing.  Tenant, at Landlord’s discretion and at Tenant’s sole cost, shall seal floor drains at the Premises at any time during the term hereof if either of the following conditions are met:  (i) Tenant has assigned or subleased any portion of the Premises which includes a floor drain to a third party in which event Tenant shall seal the floor drains in the Subleased Premises; or (ii) Landlord reasonably concludes, based on the findings of an environmental professional retained by or approved by Landlord at Tenant’s sole cost, that substances are being or may be released to the floor drains at the Premises in such a manner or in such quantities (whether in aggregate or otherwise) that would either: (a) result in a release or threatened release of hazardous substances to the environment or (b) cause the Premises to be out of compliance with applicable legal requirements in which event Tenant shall seal all the floor drains in the Premises.  In addition, Tenant shall conduct from time to time such environmental testing at the Property as may be determined as reasonably necessary by the Landlord or the Landlord’s lender financing the Property.

15.                               Improvements; Waste; and Alterations.

A.                                   Tenant shall not commit actual or constructive waste upon the Premises.  Tenant shall not make any alternations, improvements, or additions to the Premises in any manner without the consent of Landlord not to be unreasonably delayed or withheld.  If Landlord consents to the making of any such alterations, improvements or additions, the same shall be made by Tenant at Tenant’s sole expense by a licensed contractor and according to plans and specifications approved by Landlord and subject to such other conditions as Landlord shall reasonably require.

B.                                     Any work at any time commenced by Tenant on the Premises shall be prosecuted diligently to completion, shall be of good workmanship and materials, and shall comply fully with all the terms of this Lease.  Upon completion of the work, or at any time on or before the completion of the work as Landlord shall reasonably require, Tenant shall promptly provide Landlord with (i) evidence of full payment to all laborers and materialmen contributing to the work, (ii) an architect’s certificate certifying the work to have been completed in conformity with the plans and specifications, (iii) a certificate of occupancy (if required), and (iv) any other documents or information reasonably requested by Landlord.  Tenant shall execute and file or record, as appropriate, a “notice of non-responsibility,” or any equivalent notice permitted under applicable law in the state where the Premises is located.

C.                                     Any addition to or alteration of the Premises shall be the property of Tenant; provided that such addition to or alteration of the Premises shall remain on the

Premises and become the property of Landlord upon the expiration or earlier termination of the Lease Term or at Landlord’s option, removed by Tenant, at its sole cost and expense, prior to expiration or termination of the Lease Term.  Upon expiration or earlier termination of the Lease Term, Tenant shall execute and deliver to Landlord such instruments as Landlord may reasonably require to evidence the ownership by Landlord of such additions or alterations.

16.                               Indemnification.  Tenant shall indemnify, protect, defend, and hold harmless Landlord and Landlord’s members, directors, officers, agents, lenders, attorneys, and employees (collectively, “Indemnified Parties”) from and against any and all claims, demands, causes of action, suits, proceedings, liabilities, damages (including consequential and punitive damages), losses, costs, and expenses, including Landlord’s attorneys fees (collectively, “Claims”), caused by, incurred, or resulting from its operations of or relating in any manner to the Premises or the Property, whether relating to its design or construction; latent defects; the presence of Hazardous Materials at, in, or beneath the Premises or Property as of the date hereof or as may be released at the Property during the Lease Term; alteration; maintenance; use by Tenant or any person thereon, supervision or otherwise, or from any breach of, default under or failure to perform any term or provision of this agreement by Tenant, its officers, employees, agents or other persons, except to the extent the Claims arise out of the negligent act of the Indemnified Parties.  It is expressly understood and agreed that Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason.  Landlord agrees to defend, indemnify, and hold Tenant harmless to the extent any Claims are caused by, incurred or resulting from any negligent acts of Landlord on the Premises.

17.                               Quiet Enjoyment.  So long as Tenant shall pay the Rental and other sums herein provided and shall keep and perform all of the terms, covenants, and conditions on its part herein contained, Tenant shall have, subject and subordinate to Landlord’s rights herein, the right to the peaceful and quiet occupancy of the Premises as against all persons claiming by, through, or under Landlord.

18.                               Condemnation or Damage.

A.                                   In case of taking of all or any part of the Premises or the commencement of any proceedings or negotiations which might result in a taking for any public or quasi-public purpose by any lawful power or authority by exercise of the right of condemnation or eminent domain or by agreement between Landlord, Tenant, and those authorized to exercise such right (“Taking”), Tenant will promptly give written notice thereof to Landlord, generally describing the nature and extent of such taking and including copies of any documents or notices received in connection therewith.

B.                                     In case of a Taking of the whole of the Premises, other than for Temporary Taking (as hereinafter defined) (“Total Taking”), this Lease shall terminate as of the date of such Total Taking, and all rentals, sums of money, and other charges provided to be paid by Tenant shall be apportioned and paid to the date of such Total Taking.  A Total Taking shall include a taking of a portion of the Premises if, in the reasonable determination of Landlord, the reminder of the Premises is not useable and cannot be made useable for the purposes provided herein.  Landlord shall be entitled to receive the entire award or payment in connection with any taking of the Premises without deduction for any estate vested in Tenant by this Lease.  Tenant hereby expressly assigns to Landlord all of its right, title, and interest in and to every such award or payment and agrees that Tenant shall not be entitled to any award or payment for the value of Tenant’s leasehold interest in the Lease.  Tenant shall be entitled to claim and receive any separate award or payment from the condemning authority expressly granted for the taking of Tenant’s trade fixtures and personal property, the interruption of its business, and moving expenses (collectively, “Tenant’s Damages”).  Tenant shall promptly send Landlord copies of all correspondence and pleadings relating to any such claim.

C.                                     In case of a temporary use of all or any part of the Premises by a Taking (“Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Monthly Rental, Additional Rental, or any other sum payable hereunder.  Landlord shall be entitled to the entire award for a Temporary Taking, whether paid by damages, rent, or otherwise.  At the termination of any such Temporary Taking, Landlord will, at its own cost and expense, promptly commence and complete the restoration of the Premises.  A Temporary Taking shall be a taking for a period of ninety (90) days or less.

D.                                    In the event of a Taking of less than all of the Premises for other than a Temporary Taking, and such Taking is not reasonably determined by Landlord to be a Total Taking (“Partial Taking”) or of damage or destruction to all or any part of the Premises, all awards, insurance proceeds, compensation or damages shall be paid to Landlord, and Landlord shall have the option to (i) terminate this Lease by notifying Tenant within sixty (60) calendar days after Tenant gives Landlord notice of such damage or destruction or that title has vested in the taking authority, provided that the Premises cannot reasonably be restored to a condition reasonably necessary for the continuation of Tenant’s business in the Premises within two hundred ten (210) days after the date possession shall be taken pursuant to such Partial Taking or the date of such damage or destruction of the Premises or (ii) subject to subparagraph E hereof, continue this Lease in effect, which election may be evidenced by either a notice from Landlord to Tenant or Landlord’s failure to notify Tenant that Landlord has elected to terminate this Lease within such 60-day period.  If Landlord elects to terminate the Lease pursuant to the provisions herein, this Lease shall terminate as of the last day of the month during which such 60-day period expired.  Tenant shall then immediately vacate and surrender the Premises, all obligations of either party hereunder shall cease as of the date of termination (provided however, Tenant’s obligations of indemnity under this Lease and Tenant’s obligations to pay Base Monthly Rental, Additional Rental, and all other sums (whether payable to Landlord or a third-party) accruing under this Lease prior to the date of termination shall survive such termination) and Landlord may retain all such awards, compensation, or damages.  If Landlord elects not to terminate this Lease, then this Lease shall continue in full force and effect on the following terms: (i) all Base Monthly Rental, Additional Rental, and other sums and obligations due under this Lease shall continue unabated, provided that the proceeds of any business interruption or rent loss insurance payable by reason of such occurrence shall be applied thereto; and (ii) Landlord shall promptly commence and diligently prosecute restoration of the Premises (but not including any additions or alterations made by Tenant) to substantially the same condition, as nearly as practicable, as prior to such partial condemnation, damage, or destruction, provided that Landlord shall not be obligated to incur any cost or expense in connection with such restoration in excess of the net amount (after deducting all costs and expenses incurred by Landlord, including reasonable attorneys fees and legal costs) of awards, insurance proceeds, compensation or damages paid to Landlord.  Tenant, at its cost and expense, shall, after completion of Landlord’s restoration or concurrently therewith so long as Tenant’s work does not interfere with Landlord’s restoration work, promptly commence and diligently prosecute restoration of Tenant’s additions or alterations to the Premises.  Landlord shall be entitled to keep any portion of such award, insurance proceeds, compensation, or damages which may be in excess of the cost of Landlord’s restoration work, and Tenant shall bear all additional costs, fees, and expenses of such restoration, in excess of the amount of any such award, insurance proceeds, compensation or damages.

E.                                      Notwithstanding the foregoing, in the event of a Partial Taking or damage or destruction to all or any part of the Premises, Landlord shall not have the right to elect to continue this Lease in effect, and the term of this Lease shall automatically expire as of the date possession shall be taken pursuant to such Partial Taking or the date of such damage to or destruction of the Premises, if the Premises cannot reasonably be restored to a condition reasonably necessary for the continuation of Tenant’s business in the Premises within two hundred ten (210) days after the date possession shall be taken pursuant to such Partial Taking or the date of such damage or destruction of the Premises.

F.                                      Notwithstanding the foregoing, if at the time of any Taking or damage or destruction of the Premises or at any time thereafter Tenant shall be in default under this Lease and such default shall be continuing, Landlord is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Tenant and otherwise, to file and prosecute Tenant’s claim, if any, for an award, insurance proceeds, compensation, or damages on account of any Taking or damage or destruction of the Premises, and to collect such award, insurance proceeds, compensation, or damages and apply the same, after deducting all costs, fees, and expenses incident to the collection thereof, to the curing of such default and any other then-existing default under this Lease.

19.                               Inspection.  Landlord and its authorized representatives shall have the right, upon giving reasonable notice, to enter the Premises or any part thereof during normal business hours and inspect the same and make photographic or other evidence concerning Tenant’s compliance with the terms of this Lease.  Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entry, subject to the Landlord’s indemnity set forth in paragraph 16 hereof.

20.                               Default, Remedies, and Measure of Damages.

A.                                   Each of the following shall be deemed a material breach of this Lease and a default by Tenant:

(i)                                     If any representation or warranty of Tenant herein was materially false when made or, in the event that any such representation or warranty is continuing, becomes materially false at any time, or if Tenant renders any materially false statement or account; or

(ii)                                  If any rent or other monetary sum due hereunder is not paid within five days after the date when due; or

(iii)                               If Tenant becomes insolvent as defined in the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Code”), files a voluntary petition for relief under the Code, initiates or has initiated against it, a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up, or adjustment of debts (collectively, hereinafter, an “Action”), or becomes the subject of an involuntary petition under the Code which is not dismissed within sixty (60) days, or is not generally paying its debts as the same become due; or

(iv)                              If Tenant vacates or abandons the Premises; or

(v)                                 If Tenant fails to observe or perform any of the covenants, conditions, or obligations of this Lease; or

(vi)                              If an Event of Default occurs under the Discretionary Credit Agreement, between Landlord and Tenant, dated January 17, 2003, as amended from time to time, or any of the loan documents relating thereto; or

(vii)                           If Tenant fails to observe or perform any of the covenants, conditions, or obligations of any loan or credit agreement between Landlord and Tenant, whether such agreement currently exists or is executed by Landlord and Tenant after their execution of the Lease.

B.                                     If Tenant commits an act as described in Section 20.A.(i), (v) or (vii), and if such breach or default does not involve the payment of any rent or other monetary sum does not place any rights or property of Landlord in immediate jeopardy, and is within the reasonable power of Tenant to cure, then such event shall not constitute a default hereunder (except as may be expressly provided elsewhere in this Lease) unless and until Landlord shall have given Tenant notice thereof and a period of thirty (30) days shall have elapsed, during which period Tenant may correct or cure such event, upon failure of which a default shall be deemed to have occurred hereunder without further notice or demand of any kind.  If such nonmonetary breach or default cannot reasonably be cured within such 30-day period and Tenant is diligently pursuing a cure of such breach or default, then Tenant shall have a reasonable period to cure such breach or default, which shall in no event exceed ninety (90) days after receiving notice of the default from Landlord.  If Tenant is in default under Section 20.A.(ii), (iii), (iv) or (vi) of this Lease, Tenant shall have no right to cure or correct such material breach and event of default.

C.                                     As a material inducement to Landlord executing this Lease, in the event of any breach or default, and with or without any notice or demand, except the notice prior to default required under certain circumstances by the provisions of this Section or such other notice as may be required by statute, Landlord shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including, without limitation, any one or more of the following:

(i)                                     To terminate this Lease, whereupon Tenant’s right to possession of the Premises shall cease and this Lease, except as to Tenant’s liability, shall be terminated;

(ii)                                  To reenter and take possession of the Premises, any or all personal property or fixtures of Tenant upon the Premises, and, to the extent permissible, all franchises, licenses, area development agreements, permits, and other rights or privileges of Tenant pertaining to the use and operation of the Premises, and to expel Tenant and those claiming under or through Tenant, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action, except as may be required by law.  No notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states.  If Tenant shall, after default, voluntarily give up possession of the Premises to Landlord, deliver to Landlord or its agents the keys to the Premises, or both, such actions shall be deemed to be in compliance with Landlord’s rights and the acceptance thereof by Landlord or its agents shall not be deemed to constitute a termination of this Lease.  Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice;

(iii)                               To seize all personal property or fixtures upon the Premises which Tenant owns or in which it has an interest, and cause the same to be stored in a public warehouse or elsewhere at Tenant’s sole expense, without becoming liable for any loss or damage resulting therefrom, and without resorting to legal or judicial process, procedure, or action;

(iv)                              To bring an action against Tenant for any damages sustained by Landlord or any equitable relief available to Landlord;

(v)                                 To relet the Premises or any part thereof for such term or terms (including a term which extends beyond the original term of this Lease), at such rentals and upon such other terms as Landlord, in its sole discretion, may reasonably determine, with all proceeds received from such reletting being applied to the Base Rent, Additional Rent, and all other amounts due from Tenant under this Lease in such order as Landlord, may, in its sole discretion, determine, which other amounts include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, employee expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting.  Landlord shall exercise reasonable efforts to relet the Premises or part thereof, Landlord shall be deemed to have used reasonable efforts if Landlord lists the Premises for lease with an experienced commercial broker.  Landlord shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability.  Landlord reserves the right following any reentry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice;

(vi)                              To recover from Tenant all Rent, including any amounts treated as Additional Rent under the Lease, and all other sums payable by Tenant under the terms of the Lease as the same become due and payable;

(vii)                           To accelerate and recover from Tenant as damages, all Rent, including any amounts treated as Additional Rent under this Lease, and other sums due and payable by Tenant on the date of breach, plus as liquidated damages and not as a penalty, an amount equal to the sum of (a) the present value

(using an 6% factor) of the difference between (i) an amount equal to the Rent reserved in this Lease for the balance of the Lease Term including any amounts treated as Additional Rent under this Lease and all other sums provided in this Lease to be paid by Tenant, and (ii) the fair rental value of the Premises for such remaining Lease Term after such fair rental value has been reduced by all costs to be incurred by Landlord in order to obtain the fair rental value, and (b) the cost of performing any other covenants which would have otherwise been performed by Tenant;

(viii)                        To recover from Tenant all reasonable costs and expenses, including attorneys’ fees, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, paid or incurred by Landlord as a result of such breach, regardless of whether or not legal proceedings are actually commenced;

(ix)                                To immediately or at any time thereafter, and with or without notice, at Landlord’s sole option but without any obligation to do so, correct such breach or default and charge Tenant all reasonable costs and expenses incurred by Landlord therein.  Any sum or sums so paid by Landlord, together with interest at the then existing maximum legal rate, but not higher than U.S. Bank’s Prime Rate plus 600 basis points per annum, shall be deemed to be Additional Rent hereunder and shall be immediately due from Tenant to Landlord.  Any such acts by Landlord in correcting Tenant’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Landlord’s right to exercise any or all remedies set forth herein;

(x)                                   To immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Tenant held by Landlord under this Lease against any sum owing by Tenant hereunder; and/or

(xi)                                To enforce, and Tenant does hereby consent to such enforcement, notwithstanding any laws to the contrary, all of Landlord’s self-help remedies available at law or in equity without Landlord resorting to any legal or judicial process, procedure or action.

D.                                    If Tenant is in default under this Lease for other than the nonpayment of the Base Rent, Tenant shall immediately give written notice to Landlord of the nature of the Tenant’s default.

21.                               Subordination, Nondisturbance, and Attornment.

A.                                   Landlord’s interest in this Lease and/or the Premises shall not be subordinate to any encumbrances placed upon the Premises by or resulting from any act of Tenant, and nothing herein contained shall be construed to require such subordination by Landlord.  Tenant shall keep the Premises free from any liens for work performed, materials furnished, or obligations incurred by Tenant.  NOTICE IS HEREBY GIVEN THAT TENANT IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PREMISES OR TENANT’S LEASEHOLD

INTEREST THEREIN, EXCEPT AS EXPRESSLY PROVIDED BELOW, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID.

B.                                     This Lease at all times shall automatically be subordinate to the lien of any and all ground leases, mortgages, and trust deeds now or hereafter placed upon the Premises by Landlord, and Tenant covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases, mortgages, or trust deeds as shall be desired by Landlord, or any present or proposed mortgagees or trustees under trust deeds, upon the condition that Tenant shall have the right to remain in possession of the Premises under the terms of this Lease, and shall have all other rights granted to Tenant under this Lease, notwithstanding any default in any or all such mortgages or trust deeds, or after foreclosure thereof, so long as Tenant is not in default under any of the covenants, conditions and agreements contained in this Lease (“Nondisturbance Agreement”).  Landlord shall provide Tenant a Nondisturbance Agreement from any mortgagee which has a mortgage against the Premises at the time this Lease commences.

C.                                     If any mortgagee or trustee elects to have this Lease and the interest of Tenant hereunder be superior to any such interest or right and evidences such election by notice given to Tenant, then this Lease and the interest of Tenant hereunder shall be deemed superior to any such mortgage or trust deed, whether this Lease was executed before or after such mortgage or trust deed and in that event such mortgagee or trustee shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of the mortgage or trust deed and has been assigned to such mortgagee or trustee.

D.                                    Although the foregoing provisions shall be self-operative and no future instrument of subordination shall be required, upon request by Landlord, Tenant shall execute and deliver whatever instruments may be required for such purposes, and in the event Tenant fails so to do within ten (10) days after demand, Tenant does hereby make, constitute, and irrevocably appoint Landlord as its agent and attorney-in-fact and in its name, place and stead so to do, which appointment shall be deemed coupled with an interest.

E.                                      In the event any collateral assignee or purchaser at a foreclosure sale acquires title to the Premises pursuant to the exercise of any remedy provided for in the collateral assignment, mortgage, or trust deed or otherwise, Tenant shall attorn to such purchaser and recognize such purchaser as Landlord under this Lease, which shall continue in full force and effect as a direct lease between such purchaser and Tenant.  The foregoing provision shall be self-operative and effective without the execution of any further instruments.

F.                                      Tenant shall give written notice to any lender of Landlord having a recorded lien upon the Premises or any part thereof of which Tenant has been notified of any breach or default by Landlord of any of its obligations under this Lease and give such lender at least thirty (30) days beyond any notice period to which Landlord might be entitled to cure such default before Tenant may exercise any remedy with respect thereto.  Upon request by Landlord, Tenant shall also provide Tenant’s most recent financial statements, together with any audit or other opinion received with respect thereto, to any such lender and certify the continuing accuracy of such financial statements in such manner as Landlord or such lender may request.

22.                               Estoppel Certificate.

A.                                   At any time, and from time to time, Tenant agrees, promptly and in no event later than ten (10) days after a request from Landlord, to execute, acknowledge, and deliver to Landlord or any present or proposed mortgagee or purchaser designated by Landlord a certificate in the form supplied by Landlord, certifying:  (i) that Tenant has accepted the Premises (or, if Tenant has not done so, that Tenant has not accepted the Premises, and specifying the reasons therefor); (ii) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall specify the reasons therefor; (iii) the commencement and expiration dates of the Lease Term and the terms of any renewal options of Tenant; (iv) the date to which the rentals have been paid under this Lease and the amount thereof then payable; (v) whether there are then any known existing defaults by Landlord in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (vi) that no notice has been received by Tenant of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (vii) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of Tenant; and (viii) any other information reasonably requested by Landlord, or its present or proposed purchaser or mortgagee.  Tenant shall not be required to execute any estoppel agreement which acts to amend this Lease

B.                                     If Tenant shall fail or refuse to sign a certificate in accordance with the provisions of this Section within ten (10) days following a request by Landlord, Tenant irrevocably constitutes and appoints Landlord as its attorney-in-fact to execute and deliver the certificate to any such third party, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.  Landlord shall indemnify, defend and hold harmless Tenant from any claims, legal actions, damages and costs from third parties relying on such estoppel statement executed by Landlord to the extent such estoppel statement contains a misstatement of facts.

23.                               Assignment.

A.                                   Landlord shall have the right to sell or convey the Premises subject to this Lease or to assign its right, title, and interest as Landlord under this Lease in whole or in part.  In the event of any such sale or assignment other than a security assignment, Tenant shall attorn to such purchaser or assignee and Landlord shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Landlord contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

B.                                     Tenant shall not, without the consent of Landlord, which consent shall not be unreasonably withheld, assign, transfer, convey, pledge, mortgage, or grant a deed of trust on this Lease or any interest therein, whether by operation of law or otherwise, except as expressly provided by other provisions of this Lease.

C.                                     Tenant shall have the right to sublet all or a portion of the Premises to third-parties with the written consent of Landlord, which consent shall not be unreasonably withheld.  Tenant shall provide Landlord all documentation regarding any such sublease.  Any amounts received by Tenant under such sublease that are in excess of the amounts Tenant is obligated to pay Landlord under this Lease shall first be used to pay Tenant’s reasonable costs incurred as a result of such subletting.  Any remaining excess shall be shared equally by Landlord and Tenant on a monthly basis.  Tenant shall pay Landlord its share, if any, of any amount received by Tenant under any sublease that is to be shared equally by Landlord and Tenant, in accordance with this Section 23.C, within two (2) days of Tenant’s receipt of payment under such sublease.  Tenant agrees that upon written demand by Landlord, Tenant will furnish to Landlord, within not more than fifteen (15) days after receiving such demand, an accounting for the amounts Tenant received under and expended in connection with any sublease.  Landlord hereby consents to the sublease to Huntter Medical and waives any entitlement to sublease rent from such sublease so long as Tenant is not in default under the Lease.  If Tenant is in default under this Lease, then upon Landlord’s written request the Tenant shall immediately require the subleasee to pay all amounts due to Tenant under the sublease to Landlord.

D.                                    In regards to the assignments and subleases contemplated by this Section for which Landlord must provide its consent, it is expressly agreed that Landlord may withhold or condition such consent based upon such matters as Landlord may in its reasonable discretion determine, including, without limitation, the experience and creditworthiness of the assignee and/or sublessee, the assumption by the assignee and/or sublessee of all of Tenant’s obligations hereunder by undertakings enforceable by Landlord, the transfer to such assignee and/or sublessee of all necessary licenses and franchises to continue operating the Premises for the purposes herein provided, receipt of such representations and warranties from such assignee and/or sublessee as Landlord may request, including such matters as its organization, existence, good standing, and finances and other matters, whether or not similar in kind.  At the time of any such assignment or sublease that is approved by Landlord, the assignee and/or sublessee shall assume all of the obligations of Tenant under this Lease pursuant to an assumption agreement in form acceptable to Landlord.  No such assignment or subletting shall relieve Tenant of its obligations respecting this Lease.  Any purported transfer, conveyance, pledge, mortgage, or deed of trust in violation of this paragraph shall be voidable at the sole option of Landlord.

24.                               Option to Purchase.

A.                                   On the condition that Tenant is not in default hereunder, Landlord hereby grants to Tenant an option to purchase the Premises and all or a portion of the Property, to be designated by Landlord in its sole discretion (collectively the “Option Property”) at the end of the original ten (10) year term of this Lease.  If Tenant desires to exercise such option to purchase, Tenant shall provide Landlord with written notice of its intent to exercise such option (the “Option Notice”) not less one (1) year prior to the expiration of the original ten (10) year term of this Lease.  Within fifteen (15) days of Landlord’s receipt of the Option Notice, Landlord shall provide to Tenant written notice of what, if any, portion of the balance of the Property Landlord has elected to include with the Premises as Option Property (“Option Property Notice”).  Upon Tenant’s receipt of the Option Property Notice, Tenant shall notify landlord in writing within fifteen (15) days thereafter of whether Tenant elects to purchase the Option Property as designated by Landlord.  If Tenant does not provide Landlord with written notice agreeing to purchase the Option Property as designated by Landlord within fifteen (15) days of receipt of the Option Property Notice, all of Tenant’s rights under this Section 24 shall terminate.  If Tenant agrees to purchase the Option Property as designated by Landlord by providing Landlord the written notice required by this Section 24, Landlord and Tenant shall thereafter enter into a real estate purchase agreement for the purchase of the Option

Property with a purchase price equal to the “Fair Market Value” of the Option Property, which shall be determined in strict accordance with the provisions of this Section 24, but in no event shall the purchase price of (i) the Premises be less than $3,540,000 and (ii) the Property, excluding the Premises, be less than $1,240,000, reduced by the net purchase price received by Landlord from the sale of any portion of the Property, excluding the Premises (the “Purchase Agreement”).  If Tenant fails to deliver the Option Notice to Landlord at least one (1) year prior to the expiration of the original ten (10) year term of this Lease, then Tenant’s option to purchase shall terminate, time being of the essence under this Section 24.  The closing date for Tenant’s purchase of the Option Property shall be March 31, 2013, the expiration date of the original ten (10) year term of the Lease (the “Closing Date”).

B.                                     “Fair Market Value” shall mean the amount that a willing, comparable, non-owner, purchaser would pay, and a willing, comparable seller of a comparable building and property in the same region would accept at arm’s length.

C.                                     If Tenant has provided Landlord written notice agreeing to purchase the Option Property as designated by Landlord, then Tenant shall notify Landlord in writing of Tenant’s determination of the Fair Market Value of the Option Property (“Tenant’s FMV Notice”) within thirty (30) days of Tenant’s receipt of Landlord’s Option Property Notice.  If the Fair Market Value as set forth in Tenant’s FMV Notice is acceptable to Landlord, then the purchase price is as set forth in the Tenant’s FMV Notice.  If the Fair Market Value as set forth in Tenant’s FMV Notice is not acceptable to Landlord, Landlord must provide Tenant with written notice on or before thirty (30) days subsequent to the receipt of Tenant’s FMV Notice.  If Landlord has so timely objected in writing to Tenant’s FMV Notice, then Landlord and Tenant shall negotiate, in good faith, for up to an additional thirty (30) days to arrive at a mutually acceptable Fair Market Value.  If, however, at the end of said additional thirty (30) day period Landlord and Tenant have failed to arrive at a mutually acceptable Fair Market Value, the Fair Market Value shall be determined by arbitration pursuant to Section 24.D hereof.  If the determination of Fair Market Value is submitted to arbitration, the results of such arbitration shall be binding on Landlord and Tenant.  All notices under this Section shall be given in the manner provided in the Lease for the giving of notices.

D.                                    If Landlord and Tenant have failed to arrive at a mutually acceptable Fair Market Value after negotiating for the thirty (30) day period provided for in Section 24.C of this Lease, then within ten (10) days after expiration of said thirty (30) day period each party shall appoint an arbitrator and notify the other party of such appointment in writing by identifying the appointee.  Each party hereto agrees to select as its respective appointee an independent appraiser, with MAI designation, who is an individual with at least ten (10) years experience in appraising office/manufacturing/warehouse buildings in the Minneapolis/St. Paul metropolitan area.  Neither party may consult directly or indirectly with any arbitrator regarding the Fair Market Value before appointment, or after appointment, outside the presence of the other party.  The arbitration shall be conducted under the provisions of the Arbitration Rules for the Real Estate Industry (as amended and effective as of September 1, 2000) as published by the American Arbitration Association and Minnesota law governing arbitration or as otherwise agreed by the parties.  Not later than ten (10) days after both arbitrators are appointed, each party shall separately, but simultaneously, submit in a sealed envelope to each arbitrator whatever information such party wants the arbitrators to consider in determining the Fair Market Value, including, but not limited to, their separate suggested Fair Market Value, and any materials supporting such suggested Fair Market Value, and shall provide a copy of all materials submitted to the other party.  The two (2) selected arbitrators, after reviewing such submissions, shall attempt to determine the actual Fair Market Value for the Option Property.  If both arbitrators agree on the actual Fair Market Value, they shall declare the Fair Market Value, and their decision shall be final and binding upon the parties.  If the two selected arbitrators are unable to agree on the Fair Market Value within sixty (60) days after the date the Landlord and/or Tenant submitted estimates, then the arbitrators shall inform the parties.  Unless the parties shall both otherwise then direct, said arbitrators shall select a third arbitrator, not later than ten (10) days after the expiration of said sixty (60) day period.  If no arbitrator is selected by either party within the ten (10) day period hereinbefore provided, or if the two arbitrators do not appoint a third arbitrator within the ten (10) day period, then either party may immediately petition the Chief Judge of the Dakota County District Court (or his designee for such purposes) to appoint such third arbitrator.  The third arbitrator shall have the qualifications and restrictions set forth above, and the three arbitrators shall conduct an arbitration pursuant to the Arbitration Rules for the Real Estate Industry (as amended and effective as of September 1, 2000) as published by the American Arbitration Association and Minnesota law governing arbitration or as otherwise agreed by the parties.  The decision of any two of the three arbitrators shall be final and binding as to the actual Fair Market Value.  The arbitrators shall make a decision not later than forty-five (45) days after appointment of the third arbitrator.  If no two arbitrators agree, then the average of the Fair Market Values of the two arbitrators whose determinations are closest to each other shall be deemed to be the actual Fair Market Value.  Each party shall be responsible for the costs, charges, and/or fees of its respective appointee, and the parties shall share equally in the costs, charges, and/or fees of the third arbitrator. The decision of the arbitrator(s) may be entered in any court having jurisdiction thereof.  The decision of the arbitrator(s) may be entered in any court having jurisdiction thereof. If either Landlord or Tenant fails to properly appoint an arbitrator within the time period established by this Section 24.D, then such defaulting party shall pay all costs incurred by the non-defaulting party in obtaining the appointment of such arbitrator, including court costs and reasonable attorneys fees and costs.

E.                                      Within thirty (30) days after a final determination on the Fair Market Value of the Premises has been reached in accordance with the provisions herein, Landlord shall deliver to Tenant a title insurance commitment from a title company selected by Tenant (the “Title Company”) evidencing marketable title to the Premises.  Tenant shall thereafter have ten (10) days from the date of receipt of such documentation to examine title and make objections thereto, if any, in writing.  Landlord shall use its reasonable efforts to cure any title defects within sixty (60) days thereafter.  If title is not marketable and cannot be made marketable by Landlord within such sixty (60) day period, Tenant may either purchase the Option Property, subject to the title defects or terminate the purchase agreement and not be obligated to purchase the Option Property.

F.                                      The closing of this transaction contemplated hereby shall be held at the Title Company, and shall occur on the Closing Date.

G.                                     On the Closing Date, Tenant shall pay the purchase price and Landlord shall convey good and marketable and insurable title to Tenant or its designee by limited warranty deed, subject only to the (i) current real estate taxes and special assessments not yet due and payable as of the closing date, except that current real estate taxes shall be prorated between Landlord and Tenant on a calendar year basis as of the closing date, (ii)

building and zoning laws, ordinances, and state and federal regulations, (iii) easements not interfering with existing improvements, (iv) any covenant, condition, restriction or lien or other encumbrance created by or through Tenant, (v) such liens, covenants, conditions, easements and exceptions to title as Tenant may agree to in writing, (vi) the Conditional Use Permit issued by the City of Inver Grove Heights, dated July 14, 1997, recorded July 24, 1997, as Document No. 1434761, indicating approval by the Inver Grove Heights City Council of a Conditional Use Permit to allow a PCS tower on the property at 9605 Jefferson Trail, (vii) road easement in favor of State of Minnesota, as set forth in the final certificate recorded February 2, 1955 in Book 64, page 240, (viii) easement between Soo Line Railroad Company, in favor of Cooperative Power Association, dated November 15, 1991, recorded January 10, 1992 as Document No. 1022688, for construction of maintenance of electric transmission lines, (ix) trunk watermain, sanitary sewer extension, and utility easement(s) in favor of the City of Inver Grove Heights, as created in document No. 1740919, (x) unrecorded Option and Site Lease Agreement dated April 16, 1997 between CV Dynamics, Inc. and US West Communications Wireless Group, a division of US West Communications, Inc., and (xi) easements, or claims of easement, not shown by the public records.  Items customarily adjusted in commercial property transactions shall be adjusted as of the Closing Date.  Landlord shall pay any transfer taxes imposed by the applicable state or county and any transfer taxes imposed by local ordinance shall be paid by the party designed in such ordinance.

25.                               Right of First Notice.  In the event Landlord elects to sell the Premises or the Premises and all or a portion of the balance of the Property (the “Sale Property”), or Landlord receives an offer from a third-party to purchase the Sale Property during the Lease Term, and provided Tenant is not then in default hereunder, Landlord agrees to provide Tenant written notice of such event as provided by this Section.  In the event Landlord has elected to sell the Sale Property, the notice to Tenant shall state the terms and conditions upon which Landlord intends the list the Sale Property for sale.  In the event Landlord has received an offer from a third-party to purchase the Sale Property, the notice to Tenant shall state the terms and conditions of the offer from the third-party.  Upon receiving from Landlord the notice required by this Section, Tenant shall have the opportunity, along with any other third-party, to negotiate with the Landlord for the purchase of the Sale Property.  Nothing contained herein shall be construed to provide the Tenant with the exclusive right to deal with the Landlord for the purchase of the Sale Property or a right of first refusal.  Moreover, Landlord makes no representations as to the amount of time Landlord will wait or delay after giving Tenant the notice required by this Section to negotiate with Tenant or to enable Tenant to submit an offer to purchase the Sale Property.  If Tenant fails to purchase the Sale Property after Landlord provides written notice pursuant to this paragraph and the Landlord sells the Sale Property within one year of the date of such notice to Tenant, then Tenant’s rights under this paragraph shall be null and void as to the Sale Property from and after the date the Landlord conveys the Sale Property to Tenant within such one year period.

26.                               Notices.  All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Lease shall be in writing and given by (A) hand delivery, (B) facsimile, (C) express overnight delivery service, or (D) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (A) receipt, if hand delivered, (B) transmission, if delivered by facsimile, (C) the next business day, if delivered by express overnight delivery service, or (D) the second business day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested.  Notices shall be provided to the parties at the addresses (or facsimile numbers, as applicable) specified below:

A. If to Tenant:	MedicalCV, Inc.
9725 South Robert Trail
Inver Grove Heights, MN 55077
Attn: Chief Executive Officer
Telephone: (651) 452-3000
Facsimile: (651) 234-6669

B. If to Landlord	PKM Properties, LLC
c/o Gracon Contracting, Inc.
606 24th Ave. South
Suite B12
Minneapolis, MN 55454
Attn: Paul Miller
Telephone: (612) 305-4850
Facsimile: (612) 305-4813

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a written notice delivered in the manner provided above.

27.                               Holding Over.  If Tenant remains in possession of the Premises after the expiration of the Lease Term, Tenant, at Landlord’s option and within Landlord’s sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay rentals and other sums in the amounts herein provided, except that the Base Monthly Rental shall be automatically doubled, and to comply with all the terms of this Lease; provided that nothing herein nor the acceptance of rent by Landlord shall be deemed a consent to such holding over.  Tenant shall defend, indemnify, protect and hold harmless from and against any and all claims, losses, and liabilities for damages resulting from Tenant’s failure to surrender possession upon the expiration of the Lease Term, including, without limitation, any claims made by any succeeding lessee.

28.                               Removal of Tenant’s Property.  At the expiration of the Lease Term, Tenant shall remove from the Premises all personal property belonging to Tenant (but not including any improvements, which shall, at Landlord’s option, become the property of the Landlord at the expiration of the Lease Term and shall be surrendered by Tenant to Landlord).  Landlord may require Tenant to remove improvements from the Premises which are constructed from and after the date of this Lease and which the Landlord requires to be removed at the time it provides Tenant with its consent to the construction of such improvements.  Tenant shall repair any damage caused by such removal and shall leave the Premises broom clean and in good and working condition and repair inside and out.  Any property of Tenant left on the Premises on the tenth (10th) day following the expiration of the Lease Term shall automatically and immediately become the property of Landlord, without relieving Tenant of its obligation hereunder to remove the same at the option of Landlord.

29.                               Force Majeure.  Any prevention, delay, or stoppage due to strikes, lockouts, act of God, enemy or hostile governmental action, civil commotion, fire, or other casualty beyond the control of the party obligated to perform shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, except the obligations imposed with regard to Base Monthly Rental, Additional Rental, and other monies to be paid by Tenant pursuant to this Lease.

30.                               Document Review.  In the event Tenant makes any request upon Landlord requiring Landlord or its attorneys to review and/or prepare (or cause to be reviewed and/or prepared) any document or documents in connection with or arising out of or a result of this Lease, then, except as expressly stated elsewhere herein, Tenant shall pay Landlord or its designee promptly upon Landlord’s demand therefor a processing and review fee.

31.                               Time Is of the Essence.  Time is of the essence with respect to each and every provision of this Lease in which time is a factor.

32.                               Landlord’s Liability.  Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Landlord, that (i) there shall be absolutely no personal liability on the part of Landlord, its successors or assigns, and its members, officers, directors, employees, and agents to Tenant with respect to any of the terms, covenants, and conditions of this Lease, (ii) Tenant waives all claims, demands, and causes of action against Landlord’s members, officers, directors, employees, and agents in the event of any breach by Landlord of any of the terms, covenants, and conditions of this Lease to be performed by Landlord, and (iii) Tenant shall look solely to the Premises, rental proceeds and proceeds from the sale of the Premises for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms, covenants, and conditions of this Lease to be performed by Landlord, or any other matter in connection with this Lease or the Premises, such exculpation of liability to be absolute and without any exception whatsoever.

33.                               Consent of Landlord.  Unless specified otherwise herein, Landlord’s consent to any request of Tenant may be conditioned or withheld in Landlord’s sole discretion.  Landlord shall have no liability for damages resulting from Landlord’s failure to give any consent, approval, or instruction reserved to Landlord, Tenant’s sole remedy in any such event being an action for injunctive relief.

34.                               Waiver and Amendment.  No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought.  Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.  No acceptance by Landlord of an amount less than the monthly rent and other payments stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such rent or other payments then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Landlord’s right to collect any unpaid amounts or an accord and satisfaction.

35.                               Successors Bound.  Except as otherwise specifically provided herein, the terms, covenants, and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators, and assigns of each of the parties hereto.

36.                               No Merger.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not result in a merger of Landlord’s and Tenant’s estates, and shall, at the option of Landlord, either terminate any or all existing subleases or subtenancies, or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

37.                               Captions.  Captions are used throughout this Lease for convenience or reference only and shall not be considered in any manner in the construction or interpretation hereof.

38.                               Severability.  The provisions of this Lease shall be deemed severable.  If any part of this Lease shall be held unenforceable by any court of competent jurisdiction, the remainder shall remain in full force and effect, and such unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

39.                               Easements.  During the Lease Term Landlord shall have the right to grant utility and public road easements on, over, under, and above the Premises without the prior consent of Tenant, provided that such easements will not materially interfere with Tenant’s use of the Premises.

40.                               Bankruptcy.

A.                                   As a material inducement to Landlord executing this Lease, Tenant acknowledges and agrees that Landlord is relying upon Tenant’s timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Code for Tenant and all defaults under the Lease being cured promptly and the Lease being assumed within sixty (60) days of any order for relief entered under the Code for Tenant, or the Lease being rejected within such sixty (60) day period and the Premises surrendered to Landlord.  Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Tenant hereby agrees that:

(i)                                     All obligations that accrue under this Lease (including the obligation to pay rent), from and after the date that an Action is commenced shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Landlord;

(ii)                                  Any and all rents that accrue from and after the date that an Action is commenced and that are not paid as required by this Lease shall, in the amount of such rents, constitute administrative expense claims allowable under the Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after the commencement of the Action;

(iii)                               Any extension of the time period within which the Tenant may assume or reject the Lease without an obligation to cause all obligations under the Lease to be performed as and when required under the Lease shall be harmful and prejudicial to Landlord;

(iv)                              Any time period designated as the period within which the Tenant must cure all defaults and compensate Landlord for all pecuniary losses which extends beyond the date of assumption of the Lease shall be harmful and prejudicial to Landlord;

(v)                                 Any assignment of the Lease must result in all terms and conditions of the Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of the Lease without the express written consent of Landlord shall be harmful and prejudicial to Landlord;

(vi)                              Any proposed assignment of the Lease to an assignee that does not possess operating performance and experience characteristics equal to or better than the operating performance and experience of Tenant as of the Commencement Date, shall be harmful and prejudicial to Landlord;

(vii)                           The rejection (or deemed rejection) of the Lease for any reason whatsoever or the occurrence of an Event of Default after the commencement of an Action shall constitute cause for immediate relief from the automatic stay provisions of the Code, and Tenant stipulates that such automatic stay shall be lifted immediately and possession of the Premises will be delivered to Landlord immediately without the necessity of any further action by Landlord.

B.                                     No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Code or applicable law to oppose any assumption and/or assignment of this Lease, to require timely performance of Tenant’s obligations under this Lease, or to regain possession of the Premises as a result of the failure of Tenant to comply with the terms and conditions of this Lease or the Code.

C.                                     Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Code.

D.                                    For purposes of this Section addressing the rights and obligations of Landlord and Tenant in the event that an Action is commenced, the term “Tenant” shall include Tenant’s successor in bankruptcy, whether a trustee, Tenant as debtor in possession, or other responsible person.

41.                               No Offer.  No contractual or other rights shall exist between Landlord and Tenant with respect to the Premises until both have executed and delivered this Lease, notwithstanding that deposits may have been received by Landlord and notwithstanding that Landlord may have delivered to Tenant an unexecuted copy of this Lease.  The submission of this Lease to Tenant shall be for examination purposes only, and does not and shall not constitute a reservation of or an option for Tenant to lease or otherwise create any interest on the part of Tenant in the Premises.

42.                               Other Documents.  Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

43.                               Attorneys’ Fees.  In the event of any judicial or other adversarial proceeding between the parties concerning this Lease, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled.  In addition, Landlord shall, upon demand, be entitled to all attorneys’ fees and all other costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.

44.                               Development.  Prior to the Landlord commencing or permitting the commencement of any sand or gravel operations or land development on the Property, excluding the Premises, Landlord shall review such operations or development with Tenant to determine whether or not such operations or development will materially interfere with or materially adversely affect Tenant’s operation on the Premises.  Landlord shall not conduct such operations or development in a manner and shall not permit such operations or development to be conducted in a manner which would materially interfere with or materially adversely affect Tenant’s operations on the Premises.

45.                               Entire Agreement.  This Lease, and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties, or agreements except as herein provided.  Without limiting the foregoing, Tenant specifically acknowledges that neither Landlord nor any agent, officer, employee, or representative of Landlord has made any representation or warranty regarding the projected profitability of the business to be conducted on the Premises.

46.                               Forum Selection; Jurisdiction; Venue; Choice of Law.  Tenant acknowledges that this Lease was substantially negotiated in the State of Minnesota, the executed Lease was delivered in the State of Minnesota, all payments under the Lease will be delivered in the State of Minnesota, and there are substantial contracts between the parties and the transactions contemplated herein and the State of Minnesota.  For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Minnesota.  Tenant consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Minnesota in accordance with applicable law, provided a reasonable time for appearance is allowed.  Furthermore, Tenant waives and agrees not to assert in any such action, suit, or proceeding that is not personally subject to the jurisdiction of such courts, that the action, suit, or proceeding is brought in an inconvenient forum or that venue of the action, suit, or proceeding is improper.  The creation of this Lease and the rights and remedies of Landlord with respect to the Premises, as provided herein and by the laws of the state in which the Premises is located, shall be governed by and construed in accordance with the internal laws of the state in which the Premises is located without regard to principles of conflict of law.  With respect to other provisions of this Lease, this Lease shall be governed by the internal laws of the State of Minnesota.  Nothing contained in this Section shall limit or restrict the right of Landlord to commence any proceeding in the federal or state courts located in the state in which the Premises is located to the extent Landlord deems such proceeding necessary or advisable to exercise remedies available under this Lease.

47.                               Counterparts.  This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

48.                               Joint and Several Liability.  If Tenant consists of more than one individual or entity, each such individual and/or entity shall be jointly and severally liable for all obligations of Tenant under this Lease.

49.                               Memorandum of Lease.  Concurrently with the execution of this Lease, Landlord and Tenant are executing a memorandum of lease in recordable form, indicating the names and addresses of Landlord and Tenant, a description of the Premises, the Lease Term, and the terms of any options to extend the Lease Term, or purchase the Premises, but omitting rent and such other terms of this Lease as Landlord may not desire to disclose to the public.

50.                               No Brokerage.  Landlord and Tenant represent and warrant to each other that they have had no conversation or negotiations with any broker concerning the leasing of the Premises.  Each of Landlord and Tenant agrees to protect, indemnify, save, and keep harmless the other, against and from all liabilities, claims, losses, costs, damages, and expenses, including attorneys’ fees, arising out of, resulting from, or in connection with their breach of the foregoing warranty and representation.

51.                               Waiver of Jury Trial and Punitive, Consequential, Special, and Indirect Damages.  Landlord and Tenant hereby knowingly, voluntarily, and intentionally WAIVE THE RIGHT

EITHER MAY HAVE TO A TRIAL BY JURY with respect to any and all issues presented in any action, proceeding, claim, or counterclaim brought by either of the parties hereto against the other or its successors with respect to any matter arising out of or in connection with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, and/or any claim for injury or damage, or any emergency or statutory remedy.  This WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY has been negotiated and is an essential aspect of their bargain.  Furthermore, Landlord and Tenant hereby knowingly, voluntarily, and intentionally WAIVE THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL, AND INDIRECT DAMAGES FROM EACH OTHER with respect to any and all issues presented in any action, proceeding, claim, or counterclaim brought by either party against the other or its successors with respect to any matter arising out of or in connection with this Lease or any document contemplated herein or related hereto.  The WAIVER BY LANDLORD AND TENANT OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL, AND INDIRECT DAMAGES has been negotiated by the parties hereto and is an essential aspect of their bargain.

Landlord and Tenant have caused this Lease to be executed and delivered effective as of the date first above written.

[Signatures Pages to Follow]

Landlord’s Signature Page to Lease between PKM Properties, LLC as Landlord and MedicalCV, Inc., as Tenant

LANDLORD:

PKM PROPERTIES, LLC.

By:	/s/ Paul K. Miller

Its:	Chief Manager

Tenant’s Signature Page to Lease between PKM Properties, LLC as Landlord and MedicalCV, Inc., as Tenant

TENANT:

MEDICALCV, INC.

By:	/s/ Blair P. Mowery

Its:	President and CEO

EXHIBIT A

LEGAL DESCRIPTION OF THE PROPERTY

That part of the West Half (W1/2) of the Southwest Quarter (SW ¼) of Section Nineteen (19), Township Twenty-seven (27), Range Twenty-two (22), Dakota County, Minnesota lying Northerly of the Northerly right-of-way line of Minnesota State Trunk Highway No. 3 and Westerly of the Westerly right-of-way line of the Chicago, Milwaukee, St. Paul and Pacific Railroad Company:

EXCEPT that part thereof included within the North 417.42 feet of the East 417.42 feet of the Northwest Quarter (NW ¼) of the Southwest Quarter (SW ¼) of Section Nineteen (19), Township Twenty-seven (27), Range Twenty-two (22), Dakota County, Minnesota, as measured along the North and East lines thereof, and

EXCEPT that part described as follows:  Commencing at the Northwest corner of said West Half (W ½) of the Southwest Quarter (SW ¼); thence South 0 degrees 01 minutes 18 seconds East (assumed bearing) a distance of 700 feet along the West line of said West Half (W ½) of the Southwest Quarter (SW ¼) to the point of beginning of the parcel to be described; thence North 89 degrees 58 minutes 42 seconds East a distance of 500 feet; thence South 0 degrees 01 minutes 18 seconds East a distance of 343.44 feet, more or less, to the Northerly right-of-way line of State Trunk Highway No. 3; thence Southwesterly along said right-of-way line 604.14 feet, more or less, to its intersection with the West line of said West Half (W ½) of the Southwest Quarter (SW ¼); thence Northerly along said West line 666.87 feet, more or less, to the point of beginning, according to the Government Survey thereof, located in Dakota County, Minnesota.